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                                                                  CONFORMED COPY
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                                 June 17, 1997



The First National Bankshares, Inc.
302 South First Street
Tucumcari, New Mexico 88401

Ladies and Gentlemen:

We have acted as counsel to The First National Bankshares, Inc., a New Mexico corporation ("Company"), in connection with the proposed merger ("Merger") of Norwest FNB Merger Co., a New Mexico corporation and a direct wholly-owned subsidiary ("Merger Sub") of Norwest Corporation, a Delaware corporation ("Parent"), with and into the Company, pursuant to the terms of the Agreement and Plan of Merger dated as of April 28, 1997 ("Merger Agreement") by and among the Company and Merger Sub, and the Agreement and Plan of Reorganization dated as of January 17, 1997 ("Reorganization Agreement"), by and among the Company and Parent. This opinion is being rendered pursuant to Section 6(e) of the Reorganization Agreement.

In rendering this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and the Reorganization Agreement, and such other documents and records as we have deemed necessary and relevant for purposes of this opinion. In addition, we have expressly relied upon certain representations made to us by officers and certain shareholders of the Company. If any statements contained in the Merger Agreement or Reorganization Agreement are not true and accurate, or if any representations made to us are not true and accurate, then we express no opinion to the extent that the subject matter of this opinion is affected thereby. We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Reorganization Agreement.
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The First National Bankshares, Inc.
June 17, 1997
Page 2

This opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended ("Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities, published pronouncements of Internal Revenue Service and such other authorities as we have considered necessary and relevant. There can be no assurance that the legal authorities upon which this opinion is based will not be modified, revoked, supplemented, amended, revised, reversed, or overruled. We assume no obligation to update or supplement this opinion to reflect changes in such legal authorities.

In addition to the above-referenced assumptions, in rendering our opinion we have also assumed that (i) prior to the Merger, Parent will be in control of Merger Sub within the meaning of Section 368(c) of the Code, (ii) Parent has no plan or intention to cause the Company to issue additional shares of Company Stock that would result in Parent losing control of the Company within the meaning of Section 368(c) of the Code, (iii) Parent has no plan or intention to reacquire any of the Parent Common Stock issued in the Merger, (iv) following the Merger, Parent intends to cause the Company to continue its historic business or to use a significant portion of its historic business assets in a business, and (v) Parent or Merger Sub is not a regulated investment company, a real estate investment trust, or a corporation with more than fifty percent (50%) of its assets (excluding cash and cash equivalents) consisting of stock or securities (without regard to stock or securities in a fifty percent (50%) owned (in value or voting power) subsidiary corporation) and more than eighty percent (80%) of its assets being held for investment. Moreover, in rendering our opinion, we have assumed that Parent has no plan or intention to liquidate the Company; to merge the Company with or into another corporation not controlled by Parent; to sell or otherwise dispose of the stock of the Company, except for transfers of stock to corporations controlled by the Parent; or to cause the Company to sell or otherwise dispose of any of the Company's assets or of any of the assets acquired by the Company from Merger Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled the Company.

Based on the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1. The Merger will constitute a reorganization within the meaning of section 368(a)(1)(A) and 368(a)(2)(E) of the Code.

2. A shareholder of the Company ("Company Shareholder") who, as a result of the Merger, exchanges his or her Company Common Stock solely for Parent Common Stock will
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The First National Bankshares, Inc.
June 17, 1997
Page 3

     not recognize any gain or loss upon such exchange, except that gain or loss will be recognized on the receipt of cash received in lieu of fractional shares of Parent Common Stock.

3. A Company Shareholder's aggregate tax basis in the shares of Parent Common Stock received pursuant to the Merger in exchange for Company Common Stock will be equal to the aggregate tax basis of the shares of Company Common Stock surrendered in exchange therefor (decreased by the amount of any tax basis allocable to fractional shares of Parent Common Stock for which cash is received).

4. Each Company Shareholder who held Company Common Stock as a capital asset at the Effective Time will include in his or her holding period for the Parent Common Stock received in the Merger the holding period of the shares of Company Common Stock surrendered in exchange therefor.

5. A Company Shareholder who receives cash in the Merger in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of Company Common Stock allocable to such fractional share interest. Such gain or loss will be long-term capital gain or loss provided such shares of Company Common Stock deemed surrendered for such fractional share interest of Parent Common Stock were held by the holder as a capital asset as of the Effective Time for a period of more than one year.

Our opinion is limited to the foregoing federal income tax consequences of the Merger to the Company and the Company's Shareholders, which are the only matters as to which you have requested our opinion. We have not addressed any other federal income tax consequences of the Merger (i) to the Parent or the Merger Sub or (ii) to the Company and the Company's Shareholders other than those specifically set forth herein; and we have not considered any matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States as expressly set forth herein. This opinion is being furnished solely for the benefit of the Company in connection with the closing of the Merger and may not be used or relied upon by the Parent or by the Merger Sub or for any other purpose.
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The First National Bankshares, Inc.
June 17, 1997
Page 4

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8 to the Registration Statement of Parent on Form S-4, filed April 24, 1997, as amended (File No. 333-25771). We do not admit that we are "experts" under the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.


                                      Very truly yours,

                                      /s/ BRACEWELL & PATTERSON, L. L. P.

                                      Bracewell & Patterson, L.L.P.